EXHIBIT A

AMENDED AND RESTATED
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PRIME MEDICAL SERVICES, INC.

        This Charter identifies the purpose, composition, meeting requirements, committee responsibilities, and annual evaluation procedures of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Prime Medical Services, Inc., a Delaware corporation (the “Company”).

I.      PURPOSE

        The Committee has been established to:

•	assist the Board in its oversight responsibilities regarding:

(1)	the integrity of the Company’s financial statements;

(2)	the Company’s compliance with legal and regulatory requirements;

(3)	the independent accountant’s qualifications and independence; and

(4)	the performance of the Company’s internal audit function;

•	prepare the report required by the United States Securities and Exchange Commission (the "SEC") for inclusion in the Company's annual proxy statement;

•	appoint, retain, compensate, evaluate and terminate the Company's independent accountants;

•	approve audit and non-audit services to be performed by the independent accountants;

•	oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company; and

•	otherwise perform such other functions as the Board may from time to time assign to the Committee.

        The independent accountants shall report directly to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board, the independent accountants, the internal auditors and management of the Company.

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II.     COMPOSITION

        The Committee shall be composed of at least three members (including a Chairperson), and all members (i) shall be “independent directors,” as such term is defined in the rules and regulations of the SEC and the Nasdaq Stock Market, Inc. (the “Nasdaq”), and (ii) shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. Notwithstanding clause (i) of the preceding sentence, the Committee may have as one of its members a director who is not “independent” if such person satisfies the requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and is not a current officer or employee of the Company or a “Family Member” (as defined in the Nasdaq rules, as in effect from time to time) of an officer or employee of the Company due to the exceptional and limited circumstances set forth in the rules and regulations of the Nasdaq. Such non-independent director shall not serve for more than two years.

        The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee, so long as such alternates meet the member qualification requirements set forth herein. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or any securities exchange or market on which shares of the common stock of the Company are traded.

        All members of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Additionally, there will be at least one member who (1) has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities and (2) is an “audit committee financial expert” as defined in the rules and regulations of the SEC. The Chairperson shall maintain regular communication with the chief executive officer, chief financial officer, the lead partner of the independent accountant and the manager of the internal audit.

        Members of the Committee may receive their Committee fees in cash, in Company stock or options or in other forms of consideration as determined by the Board in addition to all other benefits that directors of the Company generally receive for service on the Board.

III.    MEETING REQUIREMENTS

        The Committee shall meet as necessary, but at least once each quarter, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its Chairperson or at the request of any of its members. The Committee shall conduct its business in accordance with the Company’s Bylaws. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

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        The Committee may ask members of management, employees, outside counsel, the independent accountants, internal auditors, consultants, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

        The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

        The Committee should meet periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent accountants to discuss any matters that the Committee or any of these groups believe should be discussed separately. In addition, the Committee should meet with the independent accountants and management quarterly to review the Company’s financial statements prior to their public release consistent with the provisions set forth below in Section IV. The Committee may also meet from time to time with the Company’s investment bankers, investor relations professionals and financial analysts who follow the Company.

IV.    COMMITTEE RESPONSIBILITIES

        In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so that it can fulfill its oversight responsibilities. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

A.	Oversight of the Financial Reporting Processes

1.	In consultation with the independent accountants, the internal auditors and Company management, review the integrity of the Company’s financial reporting processes, both internal and external.

2.	Review and approve all “related-party transactions” (as defined in the Nasdaq rules, as in effect from time to time).

3.	Consider the independent accountant’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting, and consider alternative accounting principles.

4.	Discuss with management and legal counsel the status of pending litigation, tax matters, compliance policies and other areas of oversight applicable to the legal and compliance area as may be appropriate.

5.	Meet at least annually with the chief financial officer, the internal auditors and the independent accountants in separate executive sessions.

6.	Review all analyst reports and press articles about the Company’s accounting and disclosure practices and principles.

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7.	Review with management and the independent accountants their analyses of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”), including any analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

8.	Review with management and the independent accountants the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

9.	Establish procedures for the receipt, retention and treatment of complaints received by the Company on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

10.	Review disagreements between management and the independent accountants regarding financial reporting.

B.	Review of Documents and Reports

1.	Review and discuss with management and the independent accountants the Company’s annual audited financial statements and quarterly financial statements and any reports or other financial information submitted to any governmental body or the public (to the extent it is material or appropriate for the Committee’s review), including any certification, report, opinion or review rendered by the independent accountants, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountants and legal counsel are satisfied with the disclosure and content of such documents. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of audit adjustments (whether or not recorded) and any such other inquiries the Committee considers appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited consolidated financial statements in the Company’s annual report on Form 10-K.

2.	Review the internal reports to management prepared by the internal auditors and management’s response thereto.

3.	Review reports from management, the internal auditors and the independent accountants on the Company’s subsidiaries and affiliates, compliance with the Company’s code(s) of conduct, applicable law, and insider and related party transactions.

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4.	Review with management and the independent accountants any correspondence with regulators or government agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

5.	Prepare the Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

6.	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

7.	Review any restatements of financial statements that have occurred or were recommended.

C.	Independent Accountant Matters

1.	Interview and retain the Company’s independent accountants (or nominate the independent accountants to be proposed for stockholder approval in any proxy statement filed by the Company), considering the accounting firm’s independence and effectiveness, and approve the engagement fees and other compensation to be paid to the independent accountants.

2.	Meet with the independent accountants and the Company’s chief financial officer to review the scope of the proposed external audit for the current year.

3.	On an annual basis, evaluate the independent accountant’s qualifications, performance and independence. To assist in this undertaking, the Committee shall require the independent accountants to submit a written report delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1. In making its determination, the Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountants, but also consulting, legal, information technology and other professional services rendered by the independent accountants and its affiliates. The Committee shall also consider whether the provision of any of these non-audit services is compatible with the independence standards under the guidelines of the SEC and other applicable authorities (including, possibly, the Independence Standards Board and the Public Company Accounting Oversight Board) and shall approve in advance any permitted non-audit services to be provided by the independent accountants. The Committee shall actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and shall take, or recommend that the Board take, appropriate action in response to Committee concerns regarding the independence of the independent accountants.

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4.	Review on an annual basis the experience and qualifications of the senior members of the external audit team. Discuss the knowledge and experience of the independent accountants and the senior members of the external audit team with respect to the Company’s industry. The Committee shall ensure the regular rotation of the lead audit partner, concurring partner and other audit partners as required by law and consider whether there should be a periodic rotation of the Company’s independent accountants.

5.	Review the performance of the independent accountants and, in the Committee’s discretion, terminate the independent accountants.

6.	Review with the independent accountants any problems or difficulties the auditors may have encountered in connection with their audit and any “management” or “internal control” letter provided by the independent accountants and the Company’s response to that letter. Such review should include:

(a)	any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management;

(b)	any accounting adjustments that were proposed by the independent accountants that were not agreed to by the Company;

(c)	communications between the independent accountants and its national office regarding any issues on which it was consulted by the audit team and matters of audit quality and consistency;

(d)	any changes required in the planned scope of the audit; and

(e)	the responsibilities, budget and staffing of the Company’s internal audit function.

7.	Communicate with the independent accountants regarding (a) alternative treatments of financial information within the parameters of GAAP, (b) critical accounting policies, practices and estimates to be used in preparing the audit report and (c) such other matters as the SEC and the Nasdaq may direct by rule or regulation.

8.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

9.	Oversee the relationship with the independent accountants by discussing with the independent accountants the nature and rigor of the audit process, receiving and reviewing audit reports and ensuring that the independent accountants have full access to the Committee (and the Board) to report on any and all appropriate matters.

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10.	Discuss with the independent accountants prior to the audit the general planning and staffing of the audit.

11.	Obtain a representation from the independent accountants that Section 10A of the Exchange Act has been followed.

12.	Pre-approve all audit services and permissible non-audit services as set forth in Section 10A(i) of the Exchange Act.

D.	Internal Audit Control Matters

1.	Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the manager of internal audit regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

2.	Following completion of the annual external audit, review separately with each of management, the independent accountants and the manager of internal audit any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.	Review with the independent accountants, the manager of internal audit and management the extent to which changes or improvements in financial or accounting practices have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

4.	Review the procedures that the Company has implemented regarding compliance with the Company’s code(s) of conduct.

5.	Periodically discuss with the chief executive officer and chief financial officer (a) significant deficiencies in the design or operation of the internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

E.	Evaluation of Internal Audit Function

1.	Review activities, organizational structure and qualifications of the internal auditor(s). Meet separately and periodically with the manager of internal audit.

2.	Review and concur in the appointment, replacement, reassignment or dismissal of the manager of internal audit.

3.	Consider and review with management and the manager of internal audit:

(a)	significant internal audit findings during the year and management’s responses thereto;

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(b)	any difficulties encountered in the course of internal audits, including any restrictions on the scope of the internal auditors’ work or access to required information;

(c)	the internal auditors’ annual audit plan and any significant changes thereto;

(d)	the internal auditors’ budget and staffing; and

(e)	the internal auditors’ compliance with the appropriate standards of The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

        While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. These are the responsibilities of management and the independent accountants.

V.     CONSULTANTS

        The Committee shall have the authority and sufficient funding to retain special legal, accounting and other consultants (without seeking Board approval) to advise and assist the Committee. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities as described herein, and may retain, at the expense of the Company, independent counsel and other consultants necessary to assist the Committee in any such investigations or studies. The Committee shall have sole authority to negotiate and approve the fees and retention terms of such independent counsel and other consultants.

VI.    MISCELLANEOUS

The Committee shall annually review and assess the adequacy of this Charter.

        The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent accountants engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Company shall give appropriate funding, as determined by the Committee, for the payment of (i) compensation to the legal, accounting and other advisors employed by the Committee and (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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        Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules, and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities. This Charter, and any amendments hereto, shall be displayed on the Company’s web site, and a printed copy of such shall be made available to any stockholder of the Company who requests it.

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